UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 12, 2003

Associated Banc-Corp
(Exact name of registrant as specified in its charter)

Wisconsin	001-31343	39-1098068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Hansen Road, Green Bay, Wisconsin	54304
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	920-491-7000

(Former name or former address, if changed since last report)

Item 5. Other Events.

On July 23, 2003, the Associated Banc-Corp Board of Directors declared its second quarter dividend. The Board also announced a 5% stock buy-back. Associated Banc-Corp is placing on file as Exhibit 99 a copy of the Company’s news release relating to the dividend and stock buy-back.

Exhibit 99

News Release	Contacts: Investors: Joseph B. Selner, Chief Financial Officer 920-491-7120 Media: Jon Drayna, Corporate Communications 920-491-7006

Associated Banc-Corp authorizes additional stock buy back of up to 5%; Boad also sets 34-cent dividend

     GREEN BAY, Wis., – July 23, 2003 – The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today authorized the repurchase of up to 5 percent of Associated's outstanding shares, or approximately 3.7 million shares.

Share purchases under the new authorization will follow the completion of 2000 authorizations for the repurchase of 7.3 million-shares, of which approximately 900,000 shares remain. The repurchases under the new authorization will take place from time to time in the open market or through privately negotiated transactions, as was the case with the previous authorizations.

The Board also declared a regular 34-cent cash dividend, payable Aug. 15 to shareholders of record Aug. 1. It is the company's 134th consecutive cash dividend, and represents an increase of 9.7 percent over the year-earlier period.

Associated Banc-Corp President and CEO Paul Beideman said share buy-backs continue to represent an excellent opportunity to improve shareholder value.

“A consistent cash dividend policy, supplemented by share repurchases as appropriate, provides flexibility in managing our capital and continues to enhance shareholder value.” he said.

     Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $15.2 billion. Associated has more than 200 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

     Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding descriptions of management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.